                                                                   Exhibit 10(s)

                                     SECOND

                                STAINLESS STEEL

                        TOLL ROLLING SERVICES AGREEMENT

                                   between

                          ARMCO STEEL COMPANY, L.P.

                                     and

                       ARMCO ADVANCED MATERIALS COMPANY

                                     SECOND
                                STAINLESS STEEL
                        TOLL ROLLING SERVICES AGREEMENT


                                         December 21
     THIS AGREEMENT, effective as of _______________________, 1993, is between Armco Steel Company, L.P., a Delaware limited partnership, with its principal business at 703 Curtis Street, Middletown, Ohio 45043 (hereinafter "ASC") and Armco Advanced Materials Company, a business unit of Armco Inc., an Ohio corporation, with its principal place of business at 101 Three Degree Road, Butler, Pennsylvania 16003-0832 (hereinafter "AAMC").

                                   WITNESSETH

     WHEREAS, the parties entered into an Austenitic Stainless Steel Toll Rolling Services Agreement dated March 30, 1992 (the "Initial Agreement"); and

     WHEREAS, the parties now wish to terminate the Initial Agreement in its entirety (as of the effective date of this Agreement) and substitute the Initial Agreement with this Second Stainless Steel Toll Rolling Services Agreement.

     NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

Article 1.     Definitions
               -----------

          1.1  "Product" will mean standard stainless steel slab grade groups
               ---------
               including 201, 301, 304, 304L, 316, 316L, Nitronic 30, 430 and
               434.

          1.2  "Stability" will be defined (by grade group, gage and width) to
               -----------
               have occurred after ASC has rolled 600 total cumulative slab tons including a minimum of 150 slab tons during a stainless rolling with quality levels acceptable to AAMC and without any occurrence of the following:

               - Twisting/wavy Inter-Stand Shape during rolling in the Finishing Mill at any time from Thread to Tailout (i.e., a loss of control in the Finishing Mill).

               -    A strip mill cobble

               -    A coiler cobble

               When a new gage and width has attained Stability, then Product
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               orders of the same grade group and gages between the new gage and the old gage and narrower widths will also be deemed to have attained Stability.

         1.2.1 Notwithstanding the definitional attainment of Stability, Stability for a given Product grade group, gage and width will be deemed to have occurred for application in all other terms and conditions of the Agreement, including Price, after ASC and AAMC have executed a Stability Acceptance Form, depicting the stable area, substantially similar to attached Exhibit C.

         1.3 "QSOPS" means the Quality Standard Operating Practices numbered 23-0001-601 through 23-0033-601 attached hereto as Exhibit A and any additions or amendments thereof as may be agreed to by the parties.

Article 2.     Exclusive Services
               ------------------

         2.1 Throughout the term of this Agreement, ASC agrees to convert Product slabs provided by AAMC to hot band coils at the pricing set out in Exhibit B, which is based on an annual amount of 250,000 tons of incoming slabs. The annual conversion of over 250,000 tons of Product slabs will require the mutual agreement of the parties and the price for such conversion will be renegotiated to account for any ASC cost changes, including but not limited to costs to cover carbon displacement and additional capital.

         2.2 Unless otherwise agreed to by the parties in writing, ASC will provide the toll rolling services concerning the Products discussed herein exclusively for AAMC (and not for any direct competitor of AAMC) and AAMC will exclusively utilize ASC to provide all of its toll rolling service requirements for the Products covered by this Agreement.

Article 3.     Duties of ASC and AAMC
               ----------------------

         3.1 ASC will, for all services rendered under this Agreement, adhere to the practices set out in QSOPS. The QSOPS will be established as a performance standard only after Stability has been achieved. Thereafter, ASC will not convert Product when non-compliance with the QSOPS is anticipated without giving notice to AAMC.

         3.2   No guarantees, express or implied, as to yield, quality, or

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               performance of the converted hot band coils are made by ASC.  No damages or losses incurred by AAMC or its final customers, either during the conversion process at ASC or shipment thereafter, will be paid or reimbursed by ASC. Notwithstanding the above and only after ASC has achieved Stability in an operating window, ASC will reimburse AAMC for Product slab direct and verifiable cost less the salvage value for any Product rendered defective by ASC's failure to adhere to the QSOPS. AAMC will only be entitled to such reimbursement for damaged Product (not otherwise delivered to ASC defective) within a Stabilized window and only to the extent that the damage exceeds 2.0% "stable" slab weight scrapped per calendar quarter (3 months).*

                         "stable" slab weight scrapped
                    *% = __________________________________
                         Total "stable" slab weight charged
                         into furnace minus carryarounds


          3.3 ASC will have no responsibility for the chemical composition or physical properties of any material supplied by AAMC and subsequently converted by ASC.

          3.4 ASC reserves the right to refuse to process any material of questionable quality, or that may represent a hazard to processing equipment or to employees.

          3.5 All slabs provided by AAMC for conversion will be suitable for hot rolling to final product specifications.

          3.6 AAMC will provide an annual forecast concerning its conversion requirements, which will be updated quarterly with the most current quarter's tonnage requirements displayed on a weekly basis and all following quarters' tonnage requirements set out on a monthly basis. AAMC will make best efforts to spread evenly throughout the year all Product deliveries to comply with ASC production scheduling.

Article 4.     Pricing
               -------

          4.1 Pricing for toll rolling services under this Agreement through December 31, 1994 will be as set forth in Exhibit B. The conversion charges set forth in Exhibit B will be determined

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               based on the actual scale weight of outgoing hot band coils.
               For the period commencing January 1, 1995 through December
               31, 1995 and for each year thereafter during the term of this Agreement, the parties will negotiate in good faith adjustments to pricing for toll rolling services taking into consideration learning curve effects, carbon steel displacement costs, quality value added considerations, cost improvements due to higher volume, ASC capital and claim costs and the other cost information of ASC, provided, however, that in no event shall any price adjustment(s) result in pricing increases or decreases of more than 6% per year or an aggregate of 40% through December 31, 2002.

          4.2 If the parties fail to agree on pricing for any period after December 31, 1994 in accordance with the procedures and criteria set forth above, this Agreement shall continue in effect for the full term and pricing for such unresolved period shall be settled by final and binding arbitration before a board of arbitration composed of three arbitrators sitting in Columbus, Ohio and in accordance with the rules for commercial arbitration of the American Arbitration Association, New York, New York as in effect from time to time. Arbitrators shall be selected as follows: each party shall choose an arbitrator familiar with steel manufacturing and toll rolling services and a third member, also familiar with steel manufacturing and toll rolling services shall be chosen by the two so chosen. If either party hereto fails to choose such an arbitrator within thirty (30) days after receipt of notice of commencement of arbitration (or its delivery of notice of arbitration to the other) or if such two (2) arbitrators fail to choose a third arbitrator within thirty (30) days after both are appointed, the party who has chosen its arbitrator (or either party if both have chosen arbitrators) may apply to the American Arbitration Association for appointment of the arbitrator or arbitrators of appropriate qualifications needed to complete the board of arbitration. Each party shall bear its own legal and other costs of preparing its case and one-half (1/2) the cost of the arbitration. Each party shall present to the arbitrators a proposed price or pricing structure and the arbitrators, notwithstanding any rule or direction of the American Arbitration Association, must select only one of the proposed price or pricing structures and no other price or pricing structure. The arbitration award shall be final and binding upon the parties, and judgment thereon may be entered in any court of competent jurisdiction. Nothing herein shall be deemed to give the

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               arbitrators authority to add to, amend, modify, or expand the terms of this Agreement.

          4.3 Notwithstanding any provision contained herein to the contrary, should ASC's energy costs during the term of this Agreement increase as a result of any governmental imposed energy tax, or any like cause, then ASC, upon giving AAMC written notice of the cost increase on a verifiable per ton basis, will unilaterally increase the price for all toll rolling services effected by such increase. Price increases related to this provision will not be incorporated into the 6% or 40% caps discussed above.

Article 5.     Time of Commencement and Completion
               -----------------------------------

          5.1 This Agreement will be effective for calendar years 1993 through 2002 and continue thereafter unless terminated by either party as set forth in Article 10.

          5.2 AAMC will place written processing orders with ASC not less than three (3) weeks prior to the estimated delivery date of any Product slabs. Each purchase order will specify the quantity of Product to be delivered to ASC and specifications for the Services to be performed.

          5.3 AAMC will deliver quantities of Product necessary for the conversion required under each purchase order not later than three (3) days nor earlier than two (2) weeks prior to the scheduled rolling of such Product. Any additional costs incurred by ASC due to late delivery by AAMC will by paid by AAMC.

Article 6.     Records
               -------

          6.1 In accord with paragraphs 5.3 and 17.4, ASC will keep accurate records concerning labor and equipment chargeable to AAMC, and such records will be made available bi-annually for inspections at reasonable times by AAMC. Such inspection will be for the purpose of verifying the correctness of invoices rendered and payments made or to be made under this Agreement.

Article 7.     Reports
               -------

          7.1 General manufacturing reports concerning Services rendered under this Agreement will be provided to AAMC as soon as possible.

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          7.2  Accurate reports concerning the quality of hot band coils produced under this Agreement will be provided by AAMC to ASC as soon as possible to enable ASC to take corrective action, determine stability, and improve hot band quality.

Article 8.     EEO
               ---

          8.1 ASC will comply with all Equal Employment Opportunity requirements.

Article 9.     Insurance
               ---------

               ASC agrees it will comply with the applicable requirements of the Unemployment Compensation Laws of all states within which it operates. ASC will maintain the following insurance, written on an occurrence basis, at its sole cost and expense.

          9.1 ASC will, throughout the term of this Agreement, insure ASC's building and premises against loss for "All Risk" perils. This insurance will include coverage for AAMC Product while in the care, custody and control of ASC.

          9.2 Workers Compensation insurance in compliance with the law or laws of the state or states in which the employees are hired or will work. Employer's Liability insurance with limits of not less than $100,000 per person and $500,000 per occurrence. Where applicable, "Stop-Gap" insurance coverage will be maintained with limits of not less than $500,000 per occurrence.

          9.3 Commercial General & Automobile Liability insurance including Products/Completed Operations and including Contractual Liability insurance, to cover liability assumed in this contract. Limits of liability will not be less than the following:

               1.   General Liability (including Contractual Liability):
                    Bodily Injury and Property Damage
                    $1,000,000 Per Occurrence - Combined Single Limit

               2.   Products - Completed Operations:
                    Bodily Injury and Property Damage
                    $1,000,000 Per Occurrence - Combined Single Limit

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               3.   Automobile Liability:
                    Bodily Injury and Property Damage
                    $1,000,000 Per Occurrence - Combined Single Limit

          9.4 Should any of the above described policies be cancelled or materially changed before the expiration data thereof, the issuing company will endeavor to mail thirty (30) days prior written notice to AAMC. Certificates of insurance indicating the aforementioned insurance is in effect will be filed with AAMC before starting work. Limits of liability required under this section will not be considered as a limitation of liability under this Agreement.

Article 10.    Termination
               -----------

          10.1 This Agreement may be terminated by either party, at any time after December 31, 2002, upon at least twelve (12) months written notice to the other party.

          10.2 Upon termination, neither party will have any recourse against the other except for the following obligations:

               a) ASC will be responsible to provide services under accepted purchase orders on Product shipped prior to the effective date of termination.

               b) AAMC will pay all invoices for services rendered per an appropriate request made prior to the effective date of termination.

               c) Either party will remain responsible to the other for any liabilities arising under this Agreement or resulting from materials shipped for conversion services prior to the termination effective date.

          10.3 Notwithstanding any other provision in this Agreement to the contrary, should Armco Inc. have failed to make an aggregate cash capital contribution of $20,000,000.00 (twenty million dollars) to ASC (to be utilized to purchase equipment and services to enhance ASC's hot strip mill rolling capability) on or before December 31, 1993, then this Agreement will be unilaterally voidable by ASC upon five (5) days written notice. Upon the expiration of the five (5) day notice period, this Agreement will terminate.

Article 11.    Payment Terms
               -------------

          11.1 AAMC agrees to pay ASC for the conversion of Product slabs to hot band coils on a net thirty (30) days from date of invoice basis. All payments will be delivered to a lockbox designated by ASC.

          11.2 ASC will provide completed lien waivers and supplier affidavit forms in a form satisfactory to AAMC.

Article 12.    Terms and Conditions of Sale
               ----------------------------

          12.1 The terms and conditions of sale applicable to the services provided under this Agreement will be those stated in this Agreement. No other terms and conditions will apply, including without limitation, those set forth in any purchase order, acknowledgement or delivery instruction forms of the parties.

Article 13.    Licenses and Permits
               --------------------

          13.1 ASC will be qualified to do business in every state in which services are performed. ASC, its employees and all others acting under its direction or control, will comply with all laws, ordinances and regulations of all legally constituted authorities and the National Board of Fire Underwriters, bearing on the conduct of the services.

Article 14.    Safety Regulations
               ------------------

          14.1 It will be the responsibility of ASC to adopt, enforce and require all of its subcontractors to adopt and enforce accepted safety practices.

Article 15.    Ownership of Product
               --------------------

          15.1 It is mutually understood and agreed that any and all Product shipped by or on behalf of AAMC to ASC under this Agreement at any time remains the sole and exclusive property of AAMC regardless of what type or and/or how much processing may have been completed. In furtherance of this provision, ASC will upon reasonable notice provide to AAMC any documentation and other evidence and take any appropriate action that may be required to prove or demonstrate to AAMC or any third party that title in such Product is then in name of and remains solely with AAMC. ASC will have no right to sell, transfer or encumber Product owned by AAMC.

          15.2 ASC will neither take nor permit any action which will prejudice AAMC's rights in any Product delivered under this Agreement. In accord with this Article, AAMC will have the unrestricted right to remove the Product, and ASC will surrender the Product to AAMC. AAMC will have the right, with notice and legal process to enter ASC's premises for such removal. ASC also agrees that it will sign any necessary documents to perfect AAMC's ownership interest in the Product.

Article 16.    Salvageable Material
               --------------------

          16.1 All scrap generated under this Agreement will be returned to AAMC at AAMC's sole expense.

          16.2 Scrap will consist of head and tail crops and any other unrollable Product generated in the course of rolling.

Article 17.    Shipping
               --------

          17.1 All incoming and outgoing freight concerning the transport of Product under this Agreement will be paid by AAMC. Incoming freight must be prepaid and outgoing shipments will be freight collect and invoiced to AAMC.

          17.2 All Product will be shipped via truck or rail.

          17.3 ASC will have the right to ship Product promptly within seventy-two (72) hours of conversion.

          17.4 ASC will observe all specified shipping instructions and, unless otherwise requested, route to attain the lowest tariff rate at time of shipment. All packaging instructions must be observed. AAMC will pay for all packaging in excess of standard banding.

Article 18.    Loading and Unloading of Trucks
               -------------------------------

          18.1 ASC will unload all and load all Product pertaining to this Agreement unless otherwise specified. Should demurrage accrue on trucks or rail due to the failure of ASC within the free period, after delivery to it at its siding or site, such demurrage will be paid by ASC.

Article 19.    Force Majeure
               -------------

          19.1 Neither party will be responsible for failure to perform, caused in whole or in part by any of the following: Acts of God, wars, riots, fires, explosions, breakdowns or accidents; strikes, lockouts or other labor difficulties; lack or shortages of labor, materials, utilities, energy sources, or transportation facilities; delays of carriers, compliance with governmental rules and regulations (including without limitation environmental regulations); any other like causes; or any other unlike causes beyond the control or without the fault or negligence of AAMC or ASC. The foregoing will be in addition to and not in limitation of any excuses for nonperformance available to the parties, under the Uniform Commercial Code or any other applicable law. The party so prevented from complying will give prompt written notice to the other party of the nature and probable duration of such force majeure and of the extent of its effects on such party's performance hereunder. Each party will, in the event it experiences a force majeure event, make all reasonable efforts to remove such disability as soon as possible, except for labor disputes which will be solely within said party's discretion. During any period that a party is so prevented from complying, the other party may seek to have its needs met by or through others without liability hereunder, and once the disability is removed this Agreement will be reinstated.

Article 20.    No Other Agreements or Arrangements in Conflict
               -----------------------------------------------

          20.1 The parties hereby each individually warrant that they have the full and unencumbered right to enter into this Agreement, and that entering this Agreement is not in contravention of any other agreement or arrangement to which it is a party, or any judgment or decree by which it is bound, and that it does not require any consent from any other person or entity, or under any other agreement to which it is a party or by which it is bound.

Article 21.    Assignment
               ----------

               Neither party may assign this Agreement or its obligations hereunder without the written consent of the other party.

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

Article 22.    Binding
               -------

               This Agreement is for the benefit of and is binding upon the parties hereto, their successors, heirs and assigns.

Article 23.    Amendments
               ----------

               This Agreement cannot be modified in any way except in a writing signed by both parties.

Article 24.    Severability
               ------------

               If any provision of this Agreement is determined to be unenforceable or invalid, the remaining provisions of this Agreement will not be affected thereby and will remain in full force and effect.

Article 25.    Waiver
               ------

               No failure by either party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy upon the breach thereof, will constitute a waiver of any breach of this Agreement.

Article 26.    Notices
               -------

               Any and all notices, demands or other communications required or permitted to be given by any party to any other party under this Agreement (collectively, "notices") will be in writing, either delivered by hand to the other party at that party's address set forth below, or sent by postage prepaid mail, or by telephone facsimile transmission, to the party's address and facsimile number.

Article 27.    Governing Law
               -------------

               This Agreement will be governed by and construed in accordance with the laws of the State of Ohio.

Article 28.    Confidentiality
               ---------------

               ASC and AAMC agree that the terms of this Agreement will be kept in strict confidence and that neither party will disclose the same to any third party, except (a) to the extent necessary for the

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               disclosing party to comply with any applicable laws, rules, regulations, statutes or ordinances necessary to conduct its business affairs, (b) by commission of a valid subpoena and/or order of a court of competent jurisdiction, or (c) to a subsidiary, parent or affiliated corporation of ASC or AAMC.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their respective officers thereunto duly authorized as of the date first above written.

       /s/ David G. Harmer
By:_______________________________
       Corporate Vice Pres. & CFO
Title:____________________________
       12/28/93
Date:_____________________________


ARMCO INC.                          ARMCO STEEL COMPANY, L.P.


     /s/ R. M. Visokey                       /s/
By:_______________________________    By:________________________________
        President                               President & CEO
Title:____________________________    Title:_____________________________
        12/28/93                                12-21-93
Date:_____________________________    Date:______________________________



12/17/93 at 4:00pm
93-paamc.jgh

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